Exhibit 99.1

For immediate release

Community Bancorp. to acquire LyndonBank for $26.7 million in cash

August 2, 2007

DERBY, VT – Community Bancorp. (“Community”) (OTC:BB: CMTV) the holding company for Community National Bank, and LyndonBank (Pink Sheet: LYSB) announced today that they have signed a definitive merger agreement under which Community will acquire LyndonBank for approximately $26.7 million in cash.  Headquartered in Lyndonville, VT, LyndonBank had total assets of approximately $159.6 million at June 30, 2007 and serves customers in northern Vermont through 7 banking offices.

Terms of the agreement call for LyndonBank to be merged into Community’s wholly-owned subsidiary, Community National Bank, and for Community to pay $25.25 in cash for each of the 1,058,131.6 shares of LyndonBank common stock outstanding, resulting in a deal value of approximately $26.7 million.  There are no options outstanding.  The deal value represents 191.50% of tangible book value, an 11.92% premium to core deposits, and 42.28 times annualized year-to-date earnings.

The combined institution will serve customers through a network of full service branches in northern and central Vermont, with LyndonBank branches becoming branches of Community National Bank.

“We are pleased to join Community and know that this new partnership will continue to serve our customers and communities with the same care and commitment characteristic of LyndonBank,” stated Charles W. Bucknam, President of LyndonBank.  “Our Board of Directors, in considering various strategic alternatives available to LyndonBank, placed great value on the compatibility of the two organizations.  We continue to be impressed with Community’s business strategy and execution and know they will serve our customers well in the future.”

“This transaction presents an exciting opportunity for us to expand into new markets, while augmenting our presence in our Northeast Kingdom market.  We look forward to welcoming LyndonBank’s customers into the Community family,” said Community Chairman and Chief Executive Officer Richard C. White.

Pending approvals from the stockholders of LyndonBank and banking regulators, as well as satisfaction of customary closing conditions, the parties anticipate that the transaction will close at or near year end, 2007.  It is expected that one board member from LyndonBank will join the board of Community National Bank.

Northeast Capital & Advisory, Inc. served as financial advisor to Community in the transaction, while Primmer Piper Eggleston & Cramer, PC provided legal counsel.  Stifel Nicolaus & Company, Incorporated acted as financial advisor to LyndonBank and Gallagher, Callahan & Gartrell, PC provided legal counsel.

About Community National Bank

Headquartered in Derby, Vermont, Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.  As of June 30, 2007, Community Bancorp.’s total assets, deposits and net loans were $334.3 million, $280.5 million and $260.6 million, respectively.

About LyndonBank

Founded in 1884 and headquartered in Lyndonville, Vermont, LyndonBank serves customers through 7 banking offices and offers a variety of products for consumers, businesses, government agencies, and non-profit organizations.  As of June 30, 2007, LyndonBank’s total assets, deposits and net loans were approximately $159.6 million, $124.8 million and $109.8 million, respectively.

For more information, please contact either Richard C. White, Chairman and Chief Executive Officer, Community Bancorp. (802) 334-7915,. Stephen P. Marsh, President and Chief Operating Officer of Community National Bank (802) 334-7915 or Charles W. Bucknam, President, LyndonBank (802) 626-1111.